OTC DISCLOSURE & NEWS SERVICE

Video River Networks, Inc. Named as Defendant in an SEC Complaint

Press Release | 11/25/2024

On November 18, 2024, the Company was listed as a defendant in a Complaint filed by the U.S. Securities and Exchange Commission in the Central District of California. The lawsuit targets Givemepower Corporation, along with individuals Frank Igwealor and Patience Ogbozor, and entities including Alpharidge Capital LLC, American Community Capital, LP, Los Angeles Community Capital, Givemepower Corporation, Kid Castle Educational Corporation, and Video River Networks, Inc. The SEC is pursuing various injunctions, including an officer and director bar and a penny stock bar against Igwealor and Ogbozor. The Company's legal counsel is currently evaluating the complaint to determine the most effective strategy moving forward.

Mr. Igwealor is an officer and director of this company.

Mr. Igwealor believes that he is innocent of the violations alleged in the November 18, 2024 SEC Complaint.

- **Misappropriation:** There was no misappropriation. The fiscal year 2021 financial statements for both GMPW and KDCE underwent a comprehensive audit by PCAOB-registered auditors, confirming no instances of misappropriation. There was no misappropriation of funds, resources or business-opportunities. Alpharidge conducted a legitimate real estate transaction in its legitimate line of business. The depiction of the $2.2 million mortgage extended to Igwealor and Ogbozor for acquiring a real estate property as an act of misappropriation was incorrect. Alpharidge focused on seizing timely real estate opportunities through acquisitions and financing. The mortgage issued by Alpharidge was a legitimate transaction, aligning with their usual practice of capitalizing on real estate investment opportunities. Following the acceptance of the mortgage, a lien in favor of Alpharidge was promptly filed. No legal statute exists that prohibits granting a mortgage to an officer or director of a publicly company. The mortgage's 5% interest rate was appealing to Alpharidge since it was significantly above the prevailing fixed mortgage rate of 3.10% on November 18, 2021. Had the Igwealors secured their mortgage from a traditional financial institution at 3.10%, Alpharidge would have forfeited a lucrative business prospect. Not amortizing the principal and deferring interest payments until the loan matures was a standard practice for Alpharidge. Without exception, all loans in Alpharidge's portfolio throughout 2022 and 2023 included deferred interest features. Calculating the compound interest on a 5% mortgage over a 10-year term, the total return would be $1.4 million, yielding a 64% return on investment, secured by the very property the loan financed. By accepting the mortgage, Mr. Igwealor facilitated Alpharidge's long-term investment in real estate, acting as a testament to his generous support for the company. Since selling Alpharidge to GMPW on 12/31/2019 for $1, Mr. Igwealor has been the sole source of capital Alpharidge's operational funding viaIgwealors personal resources and through companies he controls. Alpharidge has not raised any capital from public offerings or third-party investors.
- **Concealment:** There was no concealment. Alpharidge's Mortgage that was not disclosed on GMPW 10K due to mistaken sole-reliance on ASC 810, was fully disclosed on KDCE's 10K filed on the same day. The claim of concealment leveled at GMPW lacks merit because, although the disclosure was omitted in GMPW's 2021 10-K, it was correctly reported in KDCE's 2021 10-K, both submitted on the same day, April 15, 2022. All transactions related to the Alpharidge Mortgage and dealings with related parties within Alpharidge for the period from January 1 to December 31, 2021, were disclosed in KDCE's annual report for the year ending December 31, 2021, filed with the SEC on April 15, 2022. The omission of the required disclosure under Item 404(a) of Regulation S-K regarding the transaction and other related party transactions in GMPW's 10K for the year ending December 31, 2021, was an oversight, potentially due to the heavy workload from year-end audits that Igwealor was managing. Another contributing factor could be confusion stemming from the necessity to comply with US GAAP, which requires the consolidation of Alpharidge's financial statements into KDCE's as of December 31, 2021.

- **Sale of Alpharidge to KDCE:**The transaction involving the sale of Alpharidge to KDCE was independent of the Alpharidge Mortgage. At the time of the sale on December 30, 2021, by GMPW, Alpharidge's total assets amounted to $7.6 million, with liabilities totaling $5.4 million. The $2.2 million mortgage represented 29.07% of Alpharidge's asset base. In late 2021, the decision to simplify the company's financials by divesting the complex balance sheet of Alpharidge was made, following advice from an OTC Markets Consultant. The recommendation was to streamline the balance sheet to improve the chances of getting the "Caveat Emptor" tag removed from GMPW, as requested in a submission to FINRA. When Igwealor gained control of GMPW in 2019, it was already marked with this cautionary tag. After transitioning GMPW to SEC reporting, Igwealor sought its removal, and was awaiting a favorable response. The sale of Alpharidge was strategically executed to simplify the balance sheet, aligning with the consultant's projection for attracting a favorable decision from FINRA. This strategy paid off when the removal of the Caveat Emptor tag was confirmed on May 12, 2023, fulfilling the primary objective of the sale.

- **Transfer of Alpharidge Mortgage to LA Community Capital:** The complaint incorrectly claims that the Alpharidge Mortgage was transferred directly from GMPW to LA Community Capital. In reality, the transaction involved Alpharidge, at the time a subsidiary of KDCE, selling a portfolio of 10 loans, including the Alpharidge Mortgage, to LA Community Capital in exchange for settling $5,810,000 in outstanding liabilities. Before this transaction, Alpharidge had a debt of $5,916,860 to LA Community Capital .The sale of the 10 loans by Alpharidge to LA Community Capital was driven by a strategy to enhance financial flexibility. This move directly reduced Alpharidge's liabilities while simultaneously divesting assets, leading to an immediate and significant improvement in its current ratio, working capital ratio, and overall balance sheet health.

- **The sources of LACCs $5.9 million were:**(1) Line of Credit of $1.5 million granted in 2020, which Alpharidge had been drawing from over the years, and (2) proprietary licensing agreement that had accrued about $4,747,906 as at 12/29/2022. the LACC LoC was the basket that Igwealor used to accumulate all financing he provided to fund all operating activities of Alpharidge.

- **Sham transactions to obfuscate the original misappropriation, and avoid repayment:**The assertion that Igwealor engineered fraudulent transactions between KDCE and NIHK, his SEC-reporting companies, and LACC, an entity he controls, to hide original misappropriations and avoid repayment, lacks factual support. The sale of 10 loans by Alpharidge to LACC was conducted in accordance with legal guidelines. LACC is a duly registered entity in California, and the transaction adhered to standard loan sale procedures. Furthermore, the question of repayment does not apply in the second year of a 10-year mortgage where neither principal nor interest payments are due until the loan matures in its tenth year.

- **The transactions in Section 5 Issuers:**If sales of stocks from Section 5 issuers occurred outside the safe harbor exceptions, they likely resulted from forced sales, liquidations, or or other non-consensual actions, the accounts holders did not willfully and intelligentlygaveconsent. Starting from July 2021, following accusations and misinformation spread by a certain Twitter-Influencer and competitor via Twitter and and direct petitions to brokerages and regulators, many brokerages contacted the Igwealors to liquidate their accounts. They threatened

that if the Igwealors did not comply, the brokerages would proceed with forced liquidation. Throughout this period, these phone communications persisted as brokerages enforced sales and liquidations of all liquid securities held by the Igwealors. Where these actions did not fall within safe harbor provisions, they were presumably executed without the willful and informed consent of the Igwealors. Several brokerages also imposed trading restrictions, made numerous threatening calls, and forced the immediate sale, liquidation, and closure of many of the couple's accounts. The shares in question were purchased by the Igwealors on the secondary open market. Some were bought to meet eligibility criteria for custodianship filings in Nevada District Courts, while others were acquired in support of public shareholders who were vocal against stock manipulation by a certain Twitter-influencer known for spreading falsehoods to crash competitors' stock prices. The Igwealors have never sold shares they directly received from issuers to the public.

- **Igwealors Lie to His Brokerage Firm to Circumvent Trading Restrictions**: The sources, veracity and added-emphasis of this particular claim are currently under review by the attorney. However, Mr. Igwealor believes the assertion to be inaccurate. He did not make, nor could he have made, the statements attributed to him on June 9, 2021, because it was public knowledge by that date that the Nevada District Court had granted his custodianship petition on June 2, 2021.